                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              INNKEEPERS USA TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              INNKEEPERS USA TRUST

            ---------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 5, 1999

            ---------------------------------------------------------

         The annual meeting of the shareholders (the "Annual Meeting") of Innkeepers USA Trust (the "Company") will be held at the Courtyard by Marriott, 2440 W. Cypress Creek Road, Ft. Lauderdale, FL 33309, on Wednesday, May 5, 1999 at 9:00 a.m., local time, for the following purposes:

         1. To elect two Class II trustees to serve on the Board of Trustees until the annual meeting of shareholders in 2002 or until their successors have been duly elected and qualified ("Proposal One");

         2. To consider and vote upon an Amendment to the Amended and Restated Declaration of Trust of the Company to permit the Board of Trustees to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest in the Company or the number of shares of beneficial interest of any class the Company is authorized to issue ("Proposal Two"), as permitted by Maryland law; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         Only shareholders of the Company of record as of the close of business on March 12, 1999 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting.

                                             BY ORDER OF THE BOARD OF TRUSTEES:

                                             MARK A. MURPHY
                                             General Counsel and Secretary

Palm Beach, Florida
March _____, 1999

--------------------------------------------------------------------------------
                                    IMPORTANT

MANAGEMENT SEEKS TO HAVE YOUR SHARES REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE ALREADY SENT IN A PROXY.
--------------------------------------------------------------------------------

                              INNKEEPERS USA TRUST

                                 PROXY STATEMENT

                               GENERAL INFORMATION

Introduction

         This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), for use at the annual meeting of shareholders to be held at the Courtyard by Marriott, 2440 W. Cypress Creek Road, Ft. Lauderdale, FL 33309, on Wednesday, May 5, 1999 at 9:00 a.m. local time (the "Annual Meeting") and any adjournments thereof. The mailing address of the principal executive offices of the Company is 306 Royal Poinciana Way, Palm Beach, Florida 33480. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting, all enclosed herewith, are first being mailed on or about March __, 1999 to shareholders of record at the close of business on March 12, 1999 (the "Record Date").

The Company

         The Company is a Maryland real estate investment trust which was formed in 1994 for the purpose of acquiring equity interests in hotel properties and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company, through Innkeepers USA Limited Partnership (with its subsidiary partnerships, the "Partnership"), owned a total of 63 hotels (the "Hotels") with an aggregate of 7,639 rooms in 23 states at December 31, 1998. In order to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Fifty-six of the Hotels are leased to Innkeepers Hospitality, Inc. (or other entities under common ownership, collectively, the "IH Lessee") and seven of the Hotels are leased to affiliates of Patriot American Hospitality, Inc. (collectively, the "Summerfield Lessee" and, collectively with the IH Lessee, the "Lessees"), in each case pursuant to percentage leases (the "Percentage Leases"). The Percentage Leases provide for rent payments based, in substantial part, on the room revenues of the Hotels. At December 31, 1998, the IH Lessee operated 31 of the Hotels, affiliates of the Summerfield Lessee operated seven of Hotels, 23 of the Hotels were managed by Residence Inn by Marriott, Inc., a wholly-owned subsidiary of Marriott International, Inc., and two of the Hotels were managed by another independent operator.

The Proxy

         The proxy will be voted as specified by the shareholder of record in the spaces provided on the Proxy Card or, if no specification is made, it will be voted in favor of the proposals set forth on the first page hereof. The solicitation of proxies is being made primarily by the use of the mails. The shareholder of record giving the proxy has the power to revoke it either by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the Annual Meeting and voting in person. Management respectfully requests that each shareholder promptly mark, sign and return a proxy card as soon as possible. Management is recommending a vote FOR the proposals discussed in this Proxy Statement. Beneficial owners of the Company's Common Shares held of record in the name of a broker or other intermediary may vote and revoke a previous vote only through, and in accordance with procedures established by, the record holder(s) or their agent(s).

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

         Each Common Share is entitled to one vote in person or by proxy. Cumulative voting is not permitted. Only shareholders of record at the close of business on the Record Date (the "Shareholders") will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. At the close of business on March 1, 1999, the Company had outstanding 34,676,586 Common Shares and 4,630,000 Series A Preferred Shares.

         The solicitation of the proxy is being made by the Company. The cost of preparing and mailing this Proxy Statement and the accompanying material, and the cost of any supplementary solicitations which may be made by mail, telephone, telegraph or personally by officers and employees of the Company, will be borne by the Company. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company has retained Harris Trust and Savings Bank to aid in the solicitation of proxies and to verify certain records related to the solicitation for a cost not expected to exceed $5,000, plus expenses. To the extent necessary in order to ensure sufficient representation at the meeting, the Company may request by telephone or otherwise the return of proxies. The extent to which this will be necessary will depend on the rate at which proxies are returned. Shareholders are urged to return their proxies without delay.

                                  REQUIRED VOTE

         Under Maryland law and the Company's Declaration of Trust and Bylaws, if a majority of the votes entitled to be cast are present at the Annual Meeting, in person or by proxy, so as to constitute a quorum, (1) with respect to Proposal One concerning the election of two Class II trustees, an affirmative vote of a plurality of all the votes cast will elect each nominee for trustee and, (2) with respect to Proposal Two, the affirmative vote of the holders of a majority of the outstanding Common Shares is required for approval of Proposal Two. For purposes of the election of trustees, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

         No specific provisions of the Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, or the Company's Declaration of Trust or Bylaws, address the issue of abstentions or "broker non-votes" (defined below). Abstentions and "broker non-votes" will be counted for the purpose of determining the existence of a quorum. For purposes of the election of trustees (i.e., Proposal One), abstentions will not be counted as votes cast and will have no effect on the result of the vote. For proposals requiring approval by a certain percentage of the shares outstanding or entitled to be cast (i.e., Proposal Two), the effect of an abstention would be the same as a vote against the proposal.

         Brokers holding shares for beneficial owners are required to provide proxy material to the beneficial owners and to seek instructions with respect to the voting of the securities and must vote those shares according to the specific instructions they receive from the owners. If brokers do not receive specific instructions from the owners, they may vote the shares at their discretion on all but certain non-routine matters. In the case of a non-routine matter for which the broker has received no voting instructions, the broker may not vote on the proposals. This results in what is known as a "broker non-vote." "Broker non-votes" will be counted for the purpose of determining the existence of a quorum for the Annual Meeting.

                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Company's trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company's equity securities, are required to report their ownership of the Common Shares and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 1998 fiscal year. Filings were made in March 1998 relating to January 1998 acquisitions of an aggregate of 20,000 shares in the open market by Messrs. Fisher and Shaw. Other than as set forth above, based on information available to the Company, the Company believes that all required filings for executive officers and trustees in 1998 were timely made.

                    OWNERSHIP OF THE COMPANY'S COMMON SHARES

Security Ownership of Certain Beneficial Owners

         The following table sets forth information, as of December 31, 1998, regarding (a) each person known to the Company to be the beneficial owner of more than five percent (5%) of its Common Shares, (b) each trustee, (c) each executive officer and (d) all trustees and executive officers as a group. Unless otherwise indicated, such shares are owned directly and the indicated person has sole voting and investment power.

                                                                           AMOUNT AND
                                                                             NATURE
                                                                               OF                       PERCENT
                                                                           BENEFICIAL                      OF
                                                                          OWNERSHIP(1)                  CLASS(1)
                                                                          ------------                  --------

Jeffrey H. Fisher                                                         1,740,274(2)                   4.8%

Frederic M. Shaw                                                            698,970(3)                   2.0%

David Bulger                                                                144,836(4)                    *

Gregory M. Fay                                                              108,298(5)                    *

Mark A. Murphy                                                              126,950(6)                    *

Miles Berger                                                                 26,424(7)                    *

Thomas J. Crocker                                                             9,660(8)                    *

Jack P. DeBoer                                                            2,473,494(9)                   6.7%
  9342 East Central
  Wichita, Kansas 67206

C. Gerald Goldsmith                                                          23,462(7)                    *

Rolf P. Ruhfus                                                              749,817(10)                  2.1%

Bruce Zenkel                                                                 25,500(7)                  *

Franklin Resources, Inc.                                                  6,550,293(11)                 17.3%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

The Equitable Companies Incorporated                                      2,569,200(12)                  7.4%
  c/o 1290 Avenue of the Americas
  New York, NY 10104

FMR Corp.                                                                 2,017,871(13)                  5.7%
  82 Devonshire Street
  Boston, MA 02109

Brinson Partners                                                          2,029,600(14)                  5.9%
    c/o 209 South LaSalle Street
    Chicago, Il 60604-1295

All trustees and executive officers as a group (11 persons)               6,161,475(2)-(10)             15.5%

-----------------------------
* Represents less than 1% of the outstanding Common Shares.

(1) For each named person, assumes that (a) all units of limited partnership interest in the Partnership ("Units") held by the named person are redeemed for Common Shares, (b) that the named person exercised all options held by him which are currently exercisable or which become exercisable on or before July 2, 1999 and (c) that the named person exercised his right to convert all of his Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company ("Series A Preferred Shares") into Common Shares. The total number of Common Shares used in calculating the percent of class owned by each named person assumes that none of (x) the Units held by other persons are redeemed for Common Shares, (y) the options held by other persons are exercised and (z) the Series A Preferred Shares held by other persons are converted. Outstanding Units may be tendered for redemption by the limited partners (in some cases after a specified holding period which has not yet expired) on a one-for-one basis for Common Shares or, if the redeeming limited partner would then be deemed to own in excess of 9.8% of the outstanding Common Shares or otherwise at the election of the Company, an equivalent amount of cash ("Redemption Rights"). Outstanding Series A Preferred Shares may be converted into Common Shares at a rate of 1.4811 Common Shares for each Series A Preferred Share converted. Holders of restricted shares have the power to vote, and receive distributions on, their restricted shares prior to vesting. Any Common Shares or options described herein which have not vested when a trustee ceases to be a trustee or when an officer ceases to be an employee generally will be forfeited.

(2) Includes 188,213 shares owned by the IH Lessee (including 30,363 Common Shares into which 20,500 Series A Preferred Shares owned by the IH Lessee may be converted), in which Mr. Fisher owns 80% of the capital stock. Mr. Fisher disclaims beneficial ownership of 37,643 (20%) of the Common Shares owned (or beneficially owned) by the IH Lessee. Also includes (A) 205,358 restricted shares, 41,071 of which will vest in each of 2000-2003 and 41,074 of which will vest in 2004, (B) Common Shares issuable to Mr. Fisher and his affiliates upon exercise of Redemption Rights - Mr. Fisher owns 348,289 Units directly and affiliates of Mr. Fisher own 65,306 Units - and (c) 767,416 Common Shares issuable to Mr. Fisher upon the exercise of options granted to Mr. Fisher under the 1994 Plan. Does not include 341,084 Common Shares issuable to Mr. Fisher upon the exercise of additional options granted under the 1994 Plan, (x) 70,000 of which vest in September 1999, (y) 50,000 of which will vest at the rate of 10,000 shares per year in September of each of 2000-2003 and on January 1, 2004 and (z) 221,084 of which will vest at the rate of 125,084 in February 2000 and 48,000 in February of each of 2001 and 2002.

(3) Includes 187,213 shares owned by the IH Lessee (including 30,363 Common Shares into which 20,500 Series A Preferred Shares owned by the IH Lessee may be converted), in which Mr. Shaw owns 20% of the capital stock. Mr. Shaw disclaims beneficial ownership of 150,570 (80%) of the Common Shares owned (or beneficially owned) by the IH Lessee. Also includes (A) 146,133 restricted shares, 29,225 of which will vest in each of 2000-2003 and 29,233 of which will vest in 2004, (B) 80,725
         Common Shares issuable to Mr. Shaw upon exercise of Redemption Rights and (c) 232,332 Common Shares issuable to Mr. Shaw upon the exercise of options granted to Mr. Shaw under the 1994 Plan. Does not include 77,668 Common Shares issuable to Mr. Shaw upon the exercise of additional options granted under the 1994 Plan, which will vest at the rate of 53,668 in February 2000 and 12,000 in each of February 2001 and 2002.

(4) Includes (A) 38,460 restricted shares, 7,692 of which will vest in each of 2000-2004, (B) 86,666 Common Shares issuable upon the exercise of options granted under the 1994 Plan and (c) 1,481 Common Shares into which 1,000 Series A Preferred Shares owned by Mr. Bulger may be converted. Does not include 13,334 Common Shares issuable upon the exercise of additional options granted under the 1994 Plan, which will vest in February 2000.

(5) Includes (A) 37,768 restricted shares, 461 of which will vest in 1999, 7,461 of which will vest in each of 2000-2003 and 7,463 of which will vest in 2004, (B) 66,667 Common Shares issuable upon the exercise of options granted under the 1994 Plan and (c) 741 Common Shares into which 500 Series A Preferred Shares owned by Mr. Fay may be converted. Does not include 33,333 Common Shares issuable upon the exercise of additional options granted under the 1994 Plan, which will vest in August of each of 1999 and 2000.

(6) Includes (A) 37,307 restricted Common Shares, 7,461 of which will vest in each of 2000-2003 and 7,463 of which will vest in 2004, (B) 83,333 Common Shares issuable upon the exercise of options granted under the 1994 Plan and (c) 741 Common Shares into which 500 Series A Preferred Shares owned by Mr. Murphy may be converted. Does not include 16,667 Common Shares issuable upon the exercise of additional options granted under the 1994 Plan, which will vest in April 2000.

(7) Includes 8,000 Common Shares issuable upon the exercise of options granted under the Trustees' Plan. Also includes, for Mr. Berger, 5,924 Common Shares, and for Mr. Goldsmith, 2,962 Common Shares, into which Series A Preferred Shares held, respectively, by Mr. Berger and a trust of which Mr. Goldsmith is a trustee and beneficiary may be converted. Does not include 2,000 Common Shares issuable upon the exercise of additional options that will be granted and immediately vested on the date of each annual meeting beginning in 2000.

(8) Includes (A) 2,264 restricted shares, 1,132 of which will vest in February of each of 2000 and 2001, and (B) 4,000 Common Shares issuable upon the exercise of options granted under the Trustees' Plan. Does not include 2,000 Common Shares issuable upon the exercise of additional options that will be granted and immediately vested in February of each year beginning in 2000.

(9) Includes an aggregate of 2,457,188 Common Shares issuable upon the exercise of Redemption Rights, to Mr. DeBoer, Mr. DeBoer's wife and adult children and a corporation controlled by Mr. DeBoer. Mr. DeBoer disclaims beneficial ownership of 690,152 Common Shares issuable upon redemption of Units owned by his wife and adult children. Also includes
         (A) 2,554 restricted shares issued to Mr. DeBoer under the Trustees Plan, 1,276 of which will vest in November 1999 and 1,278 of which will vest in November 2000, (B) 4,000 Common Shares issuable upon the exercise of options granted under the Trustees' Plan and (c) 5,924 Common Shares into which 4,000 Series A Preferred Shares owned by Mr. DeBoer may be converted. Does not include (i) 1,000 Common Shares issuable upon the exercise of additional options granted under the Trustees' Plan, which will vest in November 1999, or (ii) Common Shares issuable upon the exercise of additional options that will be granted and immediately vested in November of each year, which will cover 1,000 Common Shares in 1999 and 2,000 Common Shares in each subsequent year.

(10) Includes (A) 3,104 restricted shares, 1,034 of which will vest in June of each of 1999 and 2000 and 1,036 of which will vest in June 2001, (B) 729,537 Common Shares issuable to Mr. Ruhfus, or a trust of which he is the sole trustee and beneficiary, upon the exercise of Redemption Rights, (c) 4,000 Common Shares issuable upon the exercise of options granted under the Trustees' Plan and (D) 11,108 Common Shares into which 7,500 Series A Preferred Shares held by a partnership controlled by Mr. Ruhfus may be converted. Does not include 2,000 Common Shares issuable upon the exercise of additional options that will be granted and immediately vested in June of each year beginning in 2000.

(11) Based on information contained in a Schedule 13-G dated January 27, 1999, and jointly filed with the Securities and Exchange Commission ("SEC") by Franklin Resources, Inc., Franklin Advisers, Inc., Charles
         B. Johnson and Rupert H. Johnson, with respect to shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect subsidiaries of Franklin Resources, Inc. Includes 3,221,393 Common Shares into which 2,175,000 Series A Preferred Shares owned by the investment companies and/or accounts may be converted. Each of the filers has disclaimed beneficial ownership of any of the shares covered by the Schedule 13-G.

(12) Based on information contained in a Schedule 13-G dated February 10, 1999, and jointly filed with the SEC by The Equitable Companies Incorporated, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA, with respect to shares owned by client discretionary investment advisory accounts advised by Alliance Capital Management L.P. Each of the filers other than The Equitable Companies Incorporated has disclaimed beneficial ownership of any of the shares covered by the
         Schedule 13-G.

(13) Based on information contained in a Schedule 13-G dated February 1, 1999, and jointly filed with the SEC by FMR Corp., Fidelity Management & Research Company, Edward C. Johnson 3d and Abigail P. Johnson, with respect to shares owned by various mutual funds and accounts advised and/or managed by the filers. Includes 736,847 Common Shares into which 497,500 Series A Preferred Shares owned by such funds and accounts may be converted.

(14) Based on information contained in a Schedule 13-G dated February 3, 1999 and jointly filed with the SEC by Brinson Partners, Inc. and UBS AG with respect to shares owned by accounts managed on a discretionary basis by the filers. Each of the filers has disclaimed beneficial ownership of any of the shares covered by the Schedule 13-G.

                       PROPOSAL ONE - ELECTION OF TRUSTEES

Nominees for Class II Trustees

         The Company's Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible and requires that a majority of the Company's trustees must not be officers or employees of the Company or affiliates of any advisor to the Company under an advisory agreement, any lessee of the Company's property, any subsidiary of the Company or any partnership which is an affiliate of the Company ("Independent Trustees"). The term of the current Class II trustees, Mr. Miles Berger and Mr. C. Gerald Goldsmith, expires at the Annual Meeting. At each annual meeting of shareholders, the successors to the class of trustees whose term expires will be elected for a three-year term. The Board of Trustees has set at seven the number of trustees constituting the current Board of Trustees, two of whom will be elected at the Annual Meeting.

         The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such capacity. The Board of Trustees has nominated the present Class II trustees, Messrs. Berger and Goldsmith, to serve as Class II trustees for three-year terms expiring at the Company's annual meeting in 2002 or until their successors are elected and qualified. The remaining members of the Board of Trustees will continue as members thereof until their respective terms expire.

         Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR the election of the Class II nominees to serve as trustees until the 2002 annual meeting or until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the Proxy Form may vote for any substitute nominee proposed by the Board of Trustees.

                     THE BOARD OF TRUSTEES RECOMMENDS A VOTE
                 FOR EACH OF THE NOMINEES FOR CLASS II TRUSTEES

         The following table sets forth information as of March 1, 1999 with respect to the nominees and each other trustee whose term of office will continue after the Annual Meeting.

--------------------------------------------------------------------------------


                   NOMINEES FOR ELECTION AS CLASS II TRUSTEES
                              (TERMS EXPIRING 2002)

         MILES BERGER, age 68, has been engaged in various real estate and banking activities since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services Ltd., a real estate and financial consulting and advisor services company. Previously, Mr. Berger served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm, with which Mr. Berger was employed for more than five years. He is Chairman of the Board of Mid-Town Bank and Trust Company of Chicago, Vice Chairman of Columbia National Bank Corp. and a director of Franklin Capital Corporation. He has served on the boards of numerous real estate and banking organizations and philanthropic organizations.

Committees: Audit, Compensation

         C. GERALD GOLDSMITH, age 70, has been an independent investor and financial advisor since 1976. He is currently a director of Meditrust, Palm Beach National Bank and Trust, U.S. Banknote and Nine West Group, Inc. and is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and New York Stock Exchange-listed companies. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School.

Committees:  Audit, Compensation

--------------------------------------------------------------------------------


                           INCUMBENT CLASS I TRUSTEES
                              (TERMS EXPIRING 2001)

         JACK P. DEBOER, age 68, has served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987.

         BRUCE ZENKEL, age 67, is a partner of Zenkel Schoenfeld, an investment banking firm he co-founded in 1990. From 1986 to 1990, he was director of merchant banking for McKinley Allsopp. He served as a director of Jonathan Logan, Inc. and Mr. Coffee, Inc. and currently serves on the boards of several philanthropic organizations. He holds a B.B.A. from the University of Michigan.

Committees:  Compensation

--------------------------------------------------------------------------------


                          INCUMBENT CLASS III TRUSTEES
                              (TERMS EXPIRING 2000)

         JEFFREY H. FISHER, age 43, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company's formation in 1994. Between 1986 and 1994 he served as President and Chief Operating Officer of JF Hotel Management, Inc., an affiliate of the IH Lessee, which leases 56 and operates 31 of the Company's hotels. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami.

         THOMAS J. CROCKER, age 45, was Chairman of the Board of Crocker Realty Trust, Inc., one of the largest office-based real estate investment trusts in the southeast U.S., from that company's inception until June 30, 1996. Crocker Realty Trust, Inc. owns approximately 5.7 million square feet in 70 buildings in seven states, plus more than 200 acres of developable land. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.71 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker is a Board Member of the National Conference of Christians and Jews and a Member-Elect of the National Board thereof. He is the recipient of the 1992 Ernst & Young and South Florida Business Journal's Best Overall Real Estate Deal of the Year Honors; 1991 Sun-Centennial Excalibur Award for Palm Beach County; 1991 NAIOP Developer of the Year; 1989 Boca Raton, Florida Chamber of Commerce Industrialist of the Year; 1989 Anti-Defamation League Torch of Liberty Award; 1988 Junior Achievement Business Hall of Fame Laureat; past Chairman of the Boca Raton, Florida Chamber of Commerce; and a Member of the National Association of Industrial and Office Parks.

Committee: Audit

         ROLF E. RUHFUS, age 54, has served as a Board member of, and a consultant to, Wyndham International, Inc. since 1998, and since that time has also served as the non-executive Chairman of Wyndham's all-suites division. Previously, Mr. Ruhfus served as Chairman and Chief Executive Officer of Summerfield Hotel Corporation since its founding in 1988 until its sale to Patriot American Hospitality, Inc. and Wyndham in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott in July 1987). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe's largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus is a German Air Force Lieutenant, and received a bachelor's degree from Western Michigan University in 1968. His graduate degrees include a M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of several European companies.

Committees and Meetings of the Board of Trustees

         Trustee Meetings. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company's Bylaws and the laws of Maryland, the Company's state of organization. The Board of Trustees holds regular quarterly meetings and special meetings as necessary. The Board of Trustees held seven meetings during 1998. All incumbent trustees attended more than 75% of the aggregate number of meetings of the

Board of Trustees and its committees on which they serve, except for Mr. Ruhfus, who attended three of the seven Board meetings held in 1998.

         The Company presently has an Audit Committee and a Compensation Committee of its Board of Trustees. The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such a capacity. The Company may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Trustees.

         Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Berger, Crocker and Goldsmith who are neither officers nor employees of the Company or any of its subsidiaries. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls and practices, and reviews financial disclosures. The Audit Committee met once in 1998, and each member attended the meeting.

         Compensation Committee. The Board of Trustees has established a Compensation Committee, which currently consists of Messrs. Berger, Goldsmith and Zenkel, who are neither officers nor employees of the Company or any of its subsidiaries. The Compensation Committee determines compensation for the Company's executive officers and administers the 1994 Plan. The Compensation Committee met three times in 1998, and each member attended all of those meetings.

Compensation of Trustees

         Each non-employee Trustee is paid a cash fee of $5,000 per year, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. Each trustee also receives reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or committees thereof.

         In addition, under the Trustees' Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the IPO received 7,500 restricted Common Shares. Such Common Shares vest at the rate of 1,500 shares per year of service, with 1,500 shares having vested on the date they received the shares and 1,500 shares vesting on the "Award Date" in each of 1995 - 1998. For any year, an "Award Date" is the date of the first meeting of the Board of Trustees following the annual meeting of shareholders held in such year. Currently, each future non-employee trustee will receive, on the first Award Date at which he is or becomes a member of the Board, Common Shares with a fair market value of $75,000, 20% of which will vest immediately and 20% of which will vest on each of the next four Award Dates if the trustee is a member of the Board on the applicable vesting date. Messrs. DeBoer, Crocker and Ruhfus each received shares pursuant to the foregoing provisions on the dates that they joined the Board, except that their awards, like awards for other non-employee trustees who join the Board other than at an annual meeting, vest on the date of grant and the first four anniversaries of the date of grant if they are members of the Board on the applicable vesting date. Each trustee is entitled to receive dividends paid on, and to vote, all such shares, notwithstanding that all such shares may not have vested. Any trustee who ceases to be a trustee will forfeit any shares not previously vested.

         Under the Trustees' Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the IPO was also granted options to purchase 5,000 Common Shares. Options were granted to the other non-employee trustees on the first Award Date after they become trustees (or on the date they were appointed or elected other than at an annual meeting), as follows: Mr. DeBoer received an option for 3,000 Common Shares on his appointment to the Board in November 1996, Mr. Crocker received an option for 2,000 Common Shares on his appointment to the Board in February 1997 and Mr. Ruhfus received an option for 2,000 Common Shares on his appointment to the Board in June 1997, all of which become exercisable as described below. The price per Common Share purchased on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof.

         Options issued under the Trustees' Plan become exercisable at a rate of 1,000 Common Shares on each Award Date after the date of the grant (or on each anniversary of the date of grant for trustees first appointed or elected other than at an annual meeting), in each case only if the trustee is still a member of the Board on the applicable Award Date (or applicable anniversary of the date of grant). Options under the Trustees' Plan are exercisable for ten years from the date of grant. To the extent that an option has become exercisable, it can be exercised whether or not the holder is a Trustee on the date of exercise. No options for Common Shares may be granted and no Common Shares will be awarded under the Trustees' Plan after the Award Date in 2007. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

         In addition to the awards described above, (a) Messrs. Berger, Goldsmith and Zenkel, who have served on the Board since the IPO, each received an award of 5,000 restricted Common Shares, which vested for 1,666 shares on the Award Date in each of 1997 and 1998 and will vest for 1,668 shares on the Award Date in 1999, if the trustee is a Board member on the applicable vesting date, and (b) each non-employee trustee receives a fully exercisable option to acquire Common Shares on the date that his other options under the Trustees' Plan become vested, if the trustee is a Board member on the applicable grant date. For 1999, these awards cover 1,000 Common Shares and for the year 2000 and thereafter, the awards will cover 2,000 Common Shares. All options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee's
Plan) of the Company, and in the event a trustee ceases to serve on the Board on account of death or disability.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes the compensation paid or accrued by the Company from January 1, 1996 to December 31, 1998.

                                      Annual Compensation                   Long Term Compensation
                                ----------------------------------   ---------------------------------------
                                                                                            Awards                    Payouts
                                                                                   -------------------------   --------------------
                                                                                   Restricted    Securities
       Name and                                                      Other Annual     Share      Underlying     LTIP      All Other
  Principal Position            Year        Salary         Bonus     Compensation    Awards      Options/SAR   Payouts  Compensation
  ------------------            ----        ------         -----     ------------    ------      -----------   -------  ------------

Jeffrey H. Fisher               1998       $162,374       $150,000           0    $1,573,125(1)         --        --        --
  Chairman of the               1997       $150,000       $150,000           0    $  840,000(2)    702,500(3)     --        --
  Board, Chief Executive        1996       $150,000       $150,000           0            --       156,000(4)     --        --
  Officer and President

Frederic M. Shaw                1998       $114,562(5)    $105,000(5)        0    $1,087,500(1)         --        --        --
  Executive Vice                1997(6)    $ 94,902(5)    $105,000(5)        -    $  700,000(2)    310,000(7)     --        --
  President and                 1996(6)          --             --           -            --            --        --        --
  Chief Operating Officer

David Bulger                    1998       $141,265       $ 22,500           0    $  327,352(1)         --        --        --
  Chief Financial               1997       $110,200       $ 26,488           0    $   52,500(2)     80,000(8)     --        --
  Officer and Treasurer         1996       $ 80,000       $ 20,000           -            --            --        --        --

Gregory M. Fay                  1998       $139,891       $ 22,500           0    $  322,501(1)         --        --        --
  Vice President of             1997       $ 45,660(6)    $ 10,014(6)        0    $   35,000(2)    100,000(9)     --        --
   Accounting                   1996(6)          --             --           -            --            --        --        --


Mark A. Murphy                  1998       $138,640       $ 22,500           0    $  322,501(1)         --        --        --
  General Counsel and           1997       $ 92,416(6)    $ 26,488(6)        0    $   35,000(2)    100,000(10)    --        --
   Secretary                    1996(6)          --             --           -            --            --        --        --

----------------------------

(1) A portion of these shares were issued pursuant to performance share awards made in 1997, and were issued in January 1998 based on a total shareholder return target met in 1997. These shares vest in six equal installments beginning in January 1999. The number of such shares granted to each officer was: Mr. Fisher - 15,000; Mr. Shaw - 12,500; Mr. Bulger - 938; Mr. Fay - 625; and Mr. Murphy - 625. The remainder of these shares were granted in November 1998 and vest in five equal installments beginning in January 2000. The number of shares granted to each officer in November 1998 was: Mr. Fisher - 150,000; Mr. Shaw - 100,000; Mr. Bulger - 35,000; Mr. Fay - 35,000; and Mr. Murphy -
         35,000. At December 31, 1998 an aggregate of 503,438 restricted shares, with an aggregate value at such date (based on the closing market price of the Common Shares on such date of $11.813) of $5,947,113, were held as follows: Mr. Fisher - 225,000 shares (with a value at December 31, 1998 of $2,657,925); Mr. Shaw (with a value at December 31, 1998 of $1,919,613); Mr. Bulger - 39,688 shares (with a value at December 31, 1998 of $468,834); and Messrs. Fay and Murphy - 38,125 each (with a value at December 31, 1998 of $450,371 each). Of such outstanding restricted shares, a total of 16,963 shares were vested at December 31, 1998.

(2) These shares vest in equal installments on each of the first seven anniversaries of the date of grant - February 1997 for Messrs. Fisher (60,000 shares), Shaw (50,000 shares) and Bulger (3,750 shares); March 1997 for Mr. Murphy (2,500 shares); and August 1997 for Mr. Fay (2,500 shares).

(3) Represents the grant of options in February 1997 covering (a) 240,000 Common Shares, 20% of which became exercisable in each of February 1998 and 1999 and 20% of which becomes exercisable in February of each of 2000-2002 and (b) 462,500 Common Shares, 50% of which vested on the date of grant, 16.66% of which became exercisable in February of each of 1998 and 1999 and 16.66% of which will vest in February 2000. In February 1997, the IH Lessee granted approximately 300,000 share appreciation rights to various employees of the IH Lessee, each of which rights remaining outstanding entitle the holder (subject to the satisfaction of certain vesting requirements) to a cash payment equal to any excess of the fair market value of a Common Share on the date of exercise over $13.25, the fair market value on the date of grant. Mr. Fisher owns 80% of the IH Lessee.

(4) Represents the grant of an option in February 1996. The option became exercisable for 32,000 Common Shares in September of each of 1996-1998, and will become exercisable for 60,000 Common Shares in September 1999.

(5) Mr. Shaw also receives a salary and bonus from the IH Lessee, of which he serves as President.

(6) Messrs. Shaw, Fay and Murphy each first became officers and employees of the Company in 1997. Salary shown for 1997 represents the pro-rata share of annual salary provided for in the employee's employment contract. Mr. Fay's 1997 bonus is a pro-rated portion of the annual bonus that would have been payable for the full year under his employment contract.

(7) Represents the grant in February 1997 of (a) an option covering 60,000 Common Shares, 20% of which became exercisable in February of each of 1998 and 1999 and 20% of which becomes exercisable in February of each of 2000-2002, and (b) an option covering 250,000 Common Shares, 50% of which vested on the date of grant, 16.66% of which vested in February of each of 1998 and 1999 and 16.66% of which will vest in February 2000. In February 1997, the IH Lessee granted approximately 300,000 share appreciation rights to various employees of the IH Lessee, each of which rights remaining outstanding entitle the holder (subject to the satisfaction of certain vesting requirements) to a cash payment equal to any excess of the fair market value of a Common Share on the date of exercise over $13.25, the fair market value on the date of grant. Mr. Shaw owns 20% of the IH Lessee.

(8) Represents the grant of an option in February 1997, 50% of which vested on the date of grant, 16.66% of which vested in February of each of 1998 and 1999 and 16.66% of which vests in February 2000.

(9) Represents the grant of an option in August 1997, 50% of which vested on the date of grant, 16.66% of which vested in August 1998 and 16.66% of which vests in August of each of 1999 and 2000.

(10) Represents the grant of an option in April 1997, 50% of which vested on the date of grant, 16.66% of which vested in April 1998 and 16.66% of which will vest in April of each of 1999 and 2000.

Option Grants

         No options or separate share appreciation rights were granted during the 1998 fiscal year to the named executives of the Company.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

         The following table sets forth information regarding the exercise of options during the Company's 1998 fiscal year by its executive officers and regarding unexercised options at December 31, 1998.

                                                                        Number of
                                                                        Securities
                                                                        Underlying          Value of Unexercised
                                                                       Unexercised              In-the-Money
                                                                        Options at               Options at
                                                                    December 31, 1998         December 31, 1998
                           Shares Acquired                             Exercisable/             Exercisable/
      Name                   On Exercise        Value Realized        Unexercisable           Unexercisable(1)
      ----                   -----------        --------------        -------------           ----------------

Jeffrey H. Fisher                 --                  --              642,333/466,167         $542,518/$232,560
Frederic M. Shaw                  --                  --              178,666/131,334                (2)
David Bulger                      --                  --               73,333/26,667            $ 58,760/(2)
Gregory M. Fay                    --                  --               66,667/33,333                 (2)
Mark A. Murphy                    --                  --               66,667/33,333                 (2)

(1) The exercise prices of the options held by Mr. Fisher as of December 31, 1997 is (a) $10.00, with respect to 250,000 of the options, (b) $9.75, with respect to 156,000 of the options, and (c) $13.25, with respect to 702,500 of the options. The exercise prices of the options held by Mr. Bulger as of December 31, 1997 is (a) $8.875, with respect to 20,000 of the options, and (b) $13.25, with respect to 80,000 of the options. The exercise prices of the options held by Messrs. Shaw and Murphy at December 31, 1998 is $13.25. The exercise price of the options held by Mr. Fay at December 31, 1998 is $14.0625. The closing price of the Common Shares on December 31, 1998 was $11.813.

(2)      No options were in-the-money at December 31, 1998.

Employment and Related Contracts

         The Company has entered into employment agreements with each of its five executive officers. Each employment agreement sets forth an annual base salary for the officer, with Mr. Fisher's base salary for 1999 set at $250,000, Mr. Shaw's base salary for 1999 set at $175,000 and Messrs. Bulger's, Fay's and Murphy's base salaries for 1999 set at $150,000 each. Each officer's salary is subject to increase on January 1 of each subsequent year by a percentage of the base salary in effect for the previous year, which percentage is equal to the sum of (a) the percentage increase in the CPI in such prior year plus (b) five. Each employment agreement provides for annual cash bonuses if the Company meets certain financial goals. The amounts of the bonuses will depend on the extent to which, if at all, the Company meets or exceeds such goals, and depends in part on the discretion of the Compensation Committee of the Board of Trustees. The term of each employment agreement extends until December 31, 2002.

         Each agreement entitles the officer to customary fringe benefits, including vacation, life, medical and hospital insurance, as well as the right to participate in any other benefits or plans established for any management-level employees. Each employment agreement provides for certain severance payments in the event of death or disability or upon termination by the Company in breach of the agreement (which includes, without limitation, a material modification of duties without consent, preventing the officer from carrying out responsibilities consistent with the officer's position or a requirement to relocate outside of a 50-mile radius). In any such event, the Company is responsible for three times the officer's then-current annual salary and bonus, plus any other accrued or deferred compensation. In addition, upon the occurrence of a "change of control," the Company is also obligated to pay the officer the amounts referred to in the immediately preceding sentence. The Company is also responsible for any excise tax on "excess parachute payments" that may result from such payments. Each agreement defines a "change of control" as (a) a person (together with his affiliates) becoming, or entering into an agreement to become, the owner of 30% of more of the Company's voting shares (other than as a result of a Company share buy-back or share consolidation), (b) the Company entering into an agreement involving the transfer of 50% or more of the Company's total assets, (c) the Company entering into an agreement to merge or consolidate, regardless of whether the Company would be the survivor, (d) the date that current members of the board of Trustees cease to constitute a majority of the board for any reason or (e) a complete liquidation or dissolution of the Company.

         Mr. Shaw serves as President of, and along with Mr. Fisher is the owner of, the IH Lessee. Mr. Shaw has entered into an employment agreement with the IH Lessee, which includes terms that are substantially similar to the terms of his employment agreement with the Company. The significant difference between the agreements is in the salary and bonus provided for in each agreement, which reflects the relative time commitments Mr. Shaw has with the respective employers. Under the IH Lessee employment agreement Mr. Shaw's base salary for 1999 is set at $75,000, subject to increase on January 1 of each subsequent year by a percentage of the base salary in effect for the previous year, which percentage is equal to the sum of (a) the percentage increase in the consumer price index in the previous year plus (b) five. The IH Lessee agreement also provides that Mr. Shaw will receive an annual cash bonus from the IH Lessee if the Company meets or exceeds the same financial goals upon which his bonus from the Company depends.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Berger, Goldsmith and Zenkel comprise the Compensation Committee. None of the members of the Compensation Committee are or have been employees of the Company.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
General

         The Compensation Committee is responsible for setting and administering compensation policies, fixing salaries of and awarding discretionary performance bonuses to executive officers and determining awards of restricted shares, performance share awards, share options, and other equity-based compensation. The Compensation Committee is composed of Messrs. Berger, Goldsmith and Zenkel, none of whom is an employee or officer of the Company. The goals of the compensation plan are to (1) attract and retain important managers, (2) motivate managers to attain the goals of the Company, (3) enable the managers to share both in the Company's risks and rewards and (4) tie managers' interests with shareholders' interests. There are three components of the Company's executive compensation: base salary, annual bonuses and long-term share incentive compensation. The Compensation Committee believes that these programs will align the compensation of the Company's key employees to the performance of the Company and the creation of shareholder value. In 1998, the Compensation Committee conducted a complete review of executive compensation through an independent consultant and through internal assessment. The consultant surveyed the industry's current compensation practices, studied the Company and the functions of each executive officer, made recommendations with respect to the amount and nature of the executives' compensation and consulted with the Compensation Committee with respect to compensation issues.

          In establishing the base salaries of the executives, the Compensation Committee considered, in conjunction with the recommendations of the consultant,
(a) the responsibilities of each officer, (b) each officer's experience, (c) the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other REITs that acquire hotels, specifically, (d) the competitive market that existed at the time of the analysis for employees with the experience and skill sets of the Company's officers, (e) the responsibilities of each officer in light of the size, scope and geographic dispersion of the Company's asset base, (f) the increasing sophistication of the Company's systems and (g) the corresponding increase in the knowledge and time commitment required of the officers. In considering

Mr. Shaw's compensation, the Compensation Committee also considered the relative amounts of time Mr. Shaw spends in connection with his respective duties with the Company and the IH Lessee.

         Each employment agreement establishes an annual bonus for the officers based on the attainment of annual financial goals approved by the Compensation Committee. Based on the analysis referred to above, the Compensation Committee implemented a plan for 1999 and future years which sets targeted bonus amounts for each officer based on performance goals for funds from operations. The officers will not earn a bonus if the minimum performance threshold is not met, and bonuses may exceed the target bonus amounts (subject to maximums) if higher thresholds are met. Additional annual bonuses are payable in the discretion of the Compensation Committee, subject to maximums, although to date no such discretionary bonuses have been paid. In considering any discretionary bonus for officers other than Mr. Fisher, the Compensation Committee may consider any evaluation by Mr. Fisher as to the officers' responsibilities and performance.

         The Compensation Committee believes that it is essential for the Company's compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative performance measures, but which are important to the Company's long-term success. In determining the awards that have been made to the Company's executive officers (including restricted shares, performance share awards and options), the Committee considered (a) whether and to what extent the proposed grants would further its compensation goals and (b) the incentive plans of the Company's REIT peers (as reflected in various studies, including the annual survey compiled by the National Association of Real Estate Investment Trusts). The Compensation Committee intends to make non-cash compensation a significant part of the total compensation package. The Compensation Committee believes that the awards made to date encourage and reward performance by tying the value, or increases in the value, of those awards directly to the creation of shareholder value as reflected in increasing share prices. In approving awards, the Compensation Committee has considered, in conjunction with the recommendations of the consultant referred to above and other factors, (i) the rapid growth of the Company, (ii) the scope of the officers' responsibilities, and (iii) awards made to the executive officers of other REITs, and specifically other REITs which invest in hotel properties. The Compensation Committee contemplates that significant percentages of most awards will vest in the recipient over time - recent restricted share grants vest over five years beginning in 2000 - if the employee remains an employee at the time of vesting, to further its goal of providing the employee with long-term incentives. The Company has also adopted a policy of granting options to the Company's non-executive employees who are employed by the Company for a pre-set tenure. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and fostering share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that may be paid on restricted share awards, which provide additional cash annually to the recipient while he bears the risk of forfeiture until the underlying shares have fully vested.

         Although none of the Company's executive officers receives annual compensation in excess of $1 million, the Company continues to evaluate the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. The 1994 Plan allows for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation exempt from the limit.

         The foregoing has been furnished by the members of the Compensation Committee.

                                        COMPENSATION COMMITTEE



                                        Miles Berger
                                        C. Gerald Goldsmith
                                        Bruce Zenkel

                                PERFORMANCE GRAPH

         The following graph compares the change in the Company's total shareholder return on Common Shares for the period September 23, 1994 through December 31, 1998, with the changes in the Standard & Poor's 500 Stock Index (the AS&P 500 Index) and the SNL Securities Hotel REIT Index ("Hotel REIT Index") for the same period, assuming a base share price of $100 for the Common Shares and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of fifteen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.

                              INNKEEPERS USA TRUST
                            Total Return Performance










                          (PERFORMANCE GRAPH TO COME)

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions with Management

         The IH Lessee. The Partnership leases 56 Hotels to the IH Lessee, which is owned by Mr. Fisher (80%) and Mr. Shaw (20%), at December 31, 1998, with each such lease having an initial term of at least 10 years. Pursuant to the terms of the Percentage Leases, the IH Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including management fees). Payments of rent under the Percentage Leases with the IH Lessee constituted approximately 85% of the Company's 1998 revenues. For the year ended December 31, 1998, the IH Lessee incurred or paid the Partnership an aggregate of approximately $87.7 million in lease payments under the Percentage Leases for those 56 Hotels and had combined net income of approximately $4.1 million from the operation of the Company's hotels leased by the IH Lessee. In addition to his 20% ownership of the IH Lessee, Mr. Shaw serves as President of, and derives a salary and bonus from, the IH Lessee.

         Franchise Licenses; Management Agreements. The IH Lessee, which is owned by Messrs. Fisher and Shaw, holds all of the franchise licenses for the Hotels leased by the IH Lessee (to the extent such hotels have franchise agreements) and is expected to hold any franchise licenses required for subsequently acquired hotel properties that are leased to the IH Lessee. The IH Lessee pays the franchise fees for all of the Company's Hotels which are leased to the IH Lessee and are subject to franchise fees, except for franchise license application and transfer fees, which are paid by the Partnership. During 1998, the Partnership incurred or paid franchise license application, transfer and related fees for the Hotels leased to the IH Lessee in the aggregate amount of approximately $102,000. In addition, the Partnership has loaned to the IH Lessee an aggregate of approximately $745,000, which the IH Lessee was required to make available to Residence Inn by Marriott, Inc. ("Marriott") for initial working capital at 15 of the Residence Inn Hotels that are managed by Marriott under management contracts with the IH Lessee. The Partnership's loans to the IH Lessee for working capital at the Marriott-managed Hotels bear no interest and are payable on demand. The Company has also entered into agreements with the franchisors under which the Company has guaranteed certain obligations of the IH Lessee, including obligations to pay royalties and other fees to the franchisors, generally in exchange for the right to substitute a different lessee as the franchisee under the relevant franchise agreement if the Company terminates the Percentage Lease for a franchised hotel. Similarly, the Company has executed the management agreements for certain of its Residence Inn hotels as a third party, pursuant to which it has guaranteed certain of the obligations of the IH Lessee under those agreements, including obligations to pay management and other fees to Marriott. In exchange, the Company has the right, under certain circumstances, to substitute a different lessee as party to the relevant management agreement, if the Company terminates the Percentage Lease for a hotel managed by Marriott.

         Jack P. DeBoer. In November 1996, the Company acquired seven Residence Inn hotels (the "DeBoer Hotels") from affiliates of Jack P. DeBoer (the "DeBoer Group"), including Rolf E. Ruhfus. Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, the Company has agreed with the DeBoer Group that for a period of up to ten years following the closing of the acquisition of the DeBoer Hotels, (i) any taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) the Company will maintain at all times outstanding indebtedness of at least approximately $40 million, subject to reduction upon the occurrence of certain events, including certain redemptions or taxable transfers of Preferred Units by the applicable members of the DeBoer Group (the "Required Indebtedness"). In the event that the Company fails to maintain the Required Indebtedness, the Company has agreed to indemnify the applicable members of the DeBoer Group for any resulting income tax liabilities.

         Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the President, Chairman of the Board and a major shareholder of Candlewood Hotel Company, Inc. ("Candlewood"), a public hotel company that is the owner, operator and franchisor of Candlewood hotels, an economy extended-stay hotel chain founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood hotels, may compete with the Company's hotels for guests, and other hotel companies with which Mr. DeBoer is affiliated, including Candlewood, may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company and Mr. DeBoer could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

         Each Preferred Unit held by the DeBoer Group may be redeemed for an amount of cash equal to the then-trading value of a Common Share on the NYSE or, at the option of the Company, one Common Share. Assuming full redemption of all Preferred Units (and Common Units) held by the DeBoer Group and the issuance of Common Shares in exchange therefrom, the DeBoer Group would own approximately 11.1% of the Common Shares currently outstanding. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined the Company's Board of Trustees. The Company has, for the last two years, placed substantially all of its insurance (including officers' and trustees' liability, property, casualty, earthquake and worker's compensation coverages) with Manning & Smith, Wichita, Kansas, a full service commercial insurance broker that has developed a specialty in insuring hotels. During that same period, the IH Lessee place substantially all of its insurance (including workers' compensation, employment practices liability, crime and, for the 1998, health care coverages) with Manning & Smith. Manning & Smith is a private company of which Mr. DeBoer owns 47% of the stock. Mr. DeBoer has informed the Company that he is not an officer of Manning & Smith and does not participate in its management or the setting of policy. For the policy year 1998 (the twelve months ended October 1998), the gross amount of the premiums paid for coverages placed by Manning & Smith for the Company was approximately $930,000 and for the IH Lessee was approximately $__________.

         Rolf E. Ruhfus. In June 1997, the Company acquired nine hotels (the "Summerfield Hotels") from affiliates of Rolf E. Ruhfus (the "Summerfield Group") for a total purchase price of approximately $118.6 million, consisting of (i) approximately $89.5 million in cash and (ii) approximately 1.94 million Common Units, which were assumed to have a value of $15 per Common Unit. The Company leases the Summerfield Hotels to the Summerfield Lessee. Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined the Company's Board of Trustees. For the year ended December 31, 1998, the Summerfield Lessee incurred or paid the Partnership an aggregate of approximately $15.3 million in lease payments under the Percentage Leases for the Summerfield Hotels.

         On October 23, 1998, the Company sold its three Sierra Suites hotels for $19,950,000 to an affiliate of Rolf Ruhfus (the "Sierra Suites Buyer"), a trustee of the Company and a director of the Summerfield Lessee. The Company acquired two of the Sierra Suites hotels from affiliates of Mr. Ruhfus in July 1997, when it acquired six Summerfield Suites hotels, and developed the third Sierra Suites hotel in 1998. In connection with the July 1997 acquisition, (a) the Company negotiated for, and obtained, the right to terminate the Summerfield Leases for its Sierra Suites hotels in certain circumstances and (b) affiliates of Mr. Ruhfus negotiated for, and obtained, the right to acquire from the Company any Sierra Suites hotels with respect to which the Company exercised the above-referenced right to terminate the Summerfield Leases. Under these provisions, if the termination right was triggered and exercised for one or more hotels, the purchase prices to be paid by the affiliates of Mr. Ruhfus would be equal to the Company's investment in those hotels. When the Sierra Suites brand was acquired by affiliates of Patriot American Hospitality, Inc. in June 1998, the Company terminated the leases for its three Sierra Suites hotels. The Sierra Suites Buyer then exercised its right to acquire those hotels. In connection with the sale of the three Sierra Suites hotels in October 1998 to the Sierra Suites Buyer, 233,612 of the Common Units issued to the Summerfield Group when the Company acquired the Summerfield Hotels in July 1997 were tendered to the Company as a portion of the purchase price for the three Sierra Suites hotels. Those Common Units had a deemed value of $3,568,000, which was applied to the $19,950,000 purchase price.

         Beginning in July 1998, each Common Unit held by the Summerfield Group may be redeemed for an amount of cash equal to the then-trading value of a Common Share on the NYSE or, at the option of the Company, one Common Share. Assuming full redemption of all Common Units (and Preferred Units) held by the Summerfield Group and the issuance of Common Shares in exchange therefor, the Summerfield Group would own approximately 1.8% of the Common Shares currently outstanding.

         Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. Ruhfus is a Board member of Wyndham International, Inc. and the non-executive Chairman of Wyndham's all-suites division. Wyndham and Patriot American Hospitality, Inc., whose shares are paired and trade with Wyndham's shares, together own, operate and franchise Summerfield Suites and Sierra Suites hotels as well as other full and limited service hotels and hotel brands. Hotels developed by Patriot, including Summerfield Suites and Sierra Suites hotels, may compete with the Company's hotels for guests. Accordingly, the interests of the Company and Mr. Ruhfus could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Patriot.

         When the Summerfield Lessee was sold to Patriot, the Company required Patriot's main operating partnership, Patriot American Hospitality Partnership, L.P., to either be the lessee for the Company's Summerfield Hotels, or to guarantee the obligations of the Patriot affiliate that was the lessee. In addition, the Company required Patriot to post with the Company a letter of credit in an amount equal to 40% of the 1998 budgeted lease payment to the Company, as security for the obligations of Patriot under the Summerfield Leases. Mr. Ruhfus' roles as trustee of the Company and director of Wyndham may pose conflicts regarding when, whether and to what extent (a) obligations under the Summerfield Leases and related guarantees are adhered to and/or (b) remedies are pursued and obtained by the Company under the Summerfield Leases, including draws under the letter of credit.

             PROPOSAL TWO - AMENDMENT OF THE DECLARATION OF TRUST TO
                PERMIT THE BOARD OF TRUSTEES TO ALTER THE NUMBER
           OF AUTHORIZED SHARES OF BENEFICIAL INTEREST OF THE COMPANY

          Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), the statute under which the Company is formed, permits the board of trustees of a Maryland real estate investment trust formed as a trust ("REIT"), such as the Company, to include in its declaration of trust a provision permitting the board of trustees to amend the declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class of beneficial interest that the trust has authority to issue.

         Under Maryland law as in effect prior to October 1, 1995, a Maryland REIT such as the Company was required to obtain the approval of its shareholders each time it proposed to amend its declaration of trust to increase and decrease its number of authorized shares of beneficial interest. This process is expensive and time-consuming. Adopting the proposed amendment to the Declaration of Trust, as authorized by Maryland law, will enable the Board of Trustees alone to amend the Declaration of Trust of the Company to increase or decrease the number of authorized shares. Adding the provision authorized by Maryland law to the Declaration of Trust requires the approval of the shareholders of the Company.

         Accordingly, the Board of Trustees has unanimously adopted a resolution declaring that it is advisable and in the best interests of the Company to add to Article VI, Section 1, of the Declaration of Trust the following sentence:
"The Board of Trustees, without any action by the shareholders of the Company, may amend the Amended and Restated Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company is authorized to issue." The effect of this amendment will be to permit the Board of Trustees, without shareholder action, to increase and decrease (a) the total number of authorized shares of beneficial interest in the Company and/or (b) the number of authorized shares of beneficial interest of any one or more classes. Maryland law permits a REIT to have shares of beneficial interest that are assigned to a particular class as well as shares that are not assigned to a particular class but are available to be classified by the board of trustees at a later time. Thus, the total number of authorized shares of beneficial interest may exceed the total number of authorized shares of all classes.

         At present, the Company is authorized to issue 120,000,000 shares, of which 100,000,000 shares are common shares and 20,000,000 shares are preferred shares. Of the 100,000,000 authorized common shares, there are already issued and outstanding over 34,676,586 shares (as of March 1, 1999). Of the 20,000,000 authorized preferred shares, there are 4,630,000 shares issued and outstanding.

         The Board of Trustees believes that it is in the best interests of the Company and its shareholders to permit the Board of Trustees, without the necessity of shareholder approval, to increase or decrease either the aggregate number of shares of beneficial interest or the number of shares of any class of beneficial interest that the Company has authority to issue in order to provide the Company with maximum flexibility to meet a variety of business needs as they may arise and to enhance the Company's flexibility in connection with possible future opportunities. These business needs and opportunities may include share dividends, share splits, retirement of indebtedness, employee benefit programs, business combinations, acquisitions of property and raising cash for general purposes. Responding to such needs or opportunities often requires quick action and the process of obtaining shareholder approval to amend the Declaration of Trust is both time-consuming and expensive. The Board of Trustees currently does not have any plans to increase the aggregate number of authorized shares or the number of shares of any class of beneficial interest or to issue any significant number of shares.

                  If the proposed amendment is adopted, authorized shares of beneficial interest of the Company as established from time to time by the Board of Trustees in excess of those issued from time to time will be available for issuance at such times and for such purposes as the Board of Trustees may deem advisable without further action by the Company's shareholders, unless such action is otherwise required by applicable law or the rules of the New York Stock Exchange.

         As discussed above, the advantages to the Company's shareholders of the proposed amendment include the flexibility it would give the Company in raising capital and acquiring property and the avoidance of delay and expense. However, shareholder approval would continue to be required under the rules of the New York Stock Exchange for any transaction or series of related transactions (other than a public offering for cash) in which common shares or securities convertible into or exercisable for common shares are to be issued if (i) the newly issued common shares have voting power equal to or in excess of 20% of the number of outstanding common shares before such transaction (other than stock splits or stock dividends) or (iii) the issuance would result in a change of control of the Company.

         The Board of Trustees does not intend to increase the aggregate number of authorized shares or the number of shares of any class of beneficial interest or to issue any shares of beneficial interest except on terms or for reasons that the Board deems to be in the best interest of the Company. Because the holders of common shares of the Company do not have preemptive rights, the issuance of additional common shares (other than on a pro rata basis to all current shareholders) would reduce current shareholders proportionate interest. However, in such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of shares will be subject to the rights of holders of outstanding preferred shares, if any. While the issuance of shares by certain entities in certain instances may have the effect of delaying, deferring or preventing a hostile takeover, the Board of Trustees does not believe that the authority to increase or decrease the authorized shares of beneficial interest is likely to have a significant anti-takeover effect because of existing provisions in the Company's Declaration of Trust restricting the concentration of ownership of the outstanding shares of the Company in order to maintain the Company's qualification as a REIT under the Internal Revenue Code.

         THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE VI, SECTION 1, OF THE COMPANY'S DECLARATION OF TRUST TO PERMIT THE BOARD OF TRUSTEES TO AMEND THE DECLARATION OF TRUST TO INCREASE OR DECREASE THE AGGREGATE NUMBER OF SHARES OR THE NUMBER OF SHARES OF ANY CLASS OF BENEFICIAL INTEREST THAT THE COMPANY IS AUTHORIZED TO ISSUE. Proxies will be so voted unless specified otherwise in their proxies. The affirmative vote of holders of a majority of the outstanding common shares is required for approval of this proposal. Consequently, any shares not voted (whether by abstentions, broker non-votes or otherwise) will have the same effect as votes against the proposed amendment to the Company's Declaration of Trust. If this proposal is approved by the shareholders, it will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         The Board of Trustees will provide for presentation of shareholder proposals at the 2000 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding such proposals, and with requirements of the Company's Bylaws, a copy of which is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company's 2000 annual meeting of shareholders must be made in writing and must be received by the Company at its executive offices no later than one hundred and twenty (120) days before the anniversary of the date of the Annual Meeting for inclusion in the Company's proxy statement and the form of proxy relating to the 2000 annual meeting.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         PricewaterhouseCoopers LLP has served as auditors for the Company and its subsidiaries for the year ended December 31, 1998 and will continue to so serve for the year ending December 31, 1999 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting.

                                  OTHER MATTERS

         The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

         The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request to David Bulger, the Company's Chief Financial Officer and Treasurer, at the Company's executive offices at 306 Royal Poinciana Way, Palm Beach, Florida 33480, telephone (561) 835-1800, copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including the financial statements and financial statement schedules filed by the Company with the SEC therewith.

                                                                      Appendix A

                              INNKEEPERS USA TRUST
                            306 ROYAL POINCIANA WAY
                           PALM BEACH, FLORIDA 33480

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 5, 1999

The undersigned hereby appoints Jeffrey H. Fisher and Mark A. Murphy, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Courtyard by Marriott, 2440 W. Cypress Creek Road, Ft. Lauderdale, FL 33309, at 9:00 a.m., local time, on Wednesday, May 5, 1999 and at any adjournments thereof, as specified below:

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                  (Continued and to be signed on reverse side)

                              INNKEEPERS USA TRUST
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER IN DARK INK ONLY [ ]

This proxy is solicited by the Company's Board of Trustees. If no specification is made, this proxy will be voted FOR adoption of each of Proposals One and Two.

1. Election of Trustees ("Proposal One")--           For     Withhold    For All
   Class II--Term Expiring 2002--                    All       All       Except*
   Nominees: Miles Berger and C. Gerald Goldsmith    [ ]       [ ]         [ ]

   ----------------------------------------------
   *Nominee Exception (print name)

2. Proposal to amend the Amended and Restated        For     Against     Abstain
   Declaration of Trust of the Company to permit     [ ]       [ ]         [ ]
   the Board of Trustees, from time to time, to increase or decrease the number of shares of beneficial interest in the Company or the number of shares of beneficial interest of any class the Company is authorized to issue
   ("Proposal Two").

3. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.


                                        Dated: ___________________________, 1999

Signature
         -----------------------------------------------------------------------

Title
     ---------------------------------------------------------------------------
Please sign name exactly as it appears on share certificate. Only one of several joint owners need sign. Fiduciaries should give full title.


                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK,SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE